Exhibit 99.1

KNIGHT TRANSPORTATION TO LIST
COMMON STOCK ON
NEW YORK STOCK EXCHANGE

PHOENIX, AZ, December 16, 2004 - Knight Transportation, Inc. (NASDAQ: KNGT) announced today that its common stock has been accepted for listing on the New York Stock Exchange (NYSE). The Company anticipates that its shares will begin trading on the NYSE on December 30, 2004, under the symbol “KNX”. Until that time, the Company’s shares will continue trading on the Nasdaq National Market under the symbol “KNGT”.

Kevin P. Knight, Chairman and Chief Executive Officer of Knight Transportation said, “We have been very pleased with the growth and development of Knight Transportation from a single operations center in Phoenix, AZ to 17 operations centers throughout the country. In the ten years from the year of our initial public offering, 1994, through 2003, our revenue before fuel surcharges grew from $37.5 million to $326.9 million, a compounded annual growth rate of over 27%. During the same period, our earnings grew from $4.1 million to $35.5 million, also a compounded annual growth rate of over 27%. During our ten years as a public company, we were one of only two companies to be named to Forbes Magazine's list of the 200 best small companies in America for all ten years.

In addition to providing solid operating results, we have delivered value to our shareholders. Our market capitalization is approaching $1.4 billion based on recent prices, up from approximately $109 million at the time of our IPO. This has resulted from a combination of additional shares from offerings in 1996 and 2001 and a 725% increase in our stock price since the IPO, adjusted for stock splits.

In recognition of the accomplishments of our thousands of associates over the past 15 years and our shareholders' desire for superior trading execution, efficiency, and liquidity, we have decided to list our common stock on the NYSE. We believe the NYSE is the premier market in the world and that its auction market is well-suited for our company and our shareholders."

“The New York Stock Exchange is proud to welcome Knight Transportation to our family of listed companies,” said NYSE CEO John A. Thain. “As a leader in transportation, the company owns a well-earned place among the world’s top enterprises. We look forward to an outstanding relationship with Knight Transportation and its shareholders.”

Knight Transportation Inc. is a short to medium haul, truckload carrier headquartered in Phoenix. The company serves most of the United States through its regional operations in Phoenix; Salt Lake City; Portland, Ore.; Indianapolis; Katy, Texas; Gulfport, Miss.; Charlotte, N.C.; Memphis, Tenn.; Kansas City, Kan.; Atlanta; Denver; Las Vegas; Carlisle, Pa.; and Lakeland, Fla. The company transports general freight, including consumer goods, packaged foodstuffs, paper products, beverage containers, imported and exported commodities, and refrigerated goods.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specifically, these forward-looking statements relate to the timing of listing and trading on the NYSE and whether such listing and trading will occur at all. These forward-looking statements involve a number of risks and uncertainties and we cannot assure you that the listing and trading will be accomplished as anticipated.

For additional information, contact: Kevin Knight, Chairman and CEO, or Dave Jackson, Chief Financial Officer, at 602-629-2000.